Exhibit 99.1

OPNET Announces Results for Fourth Quarter of Fiscal 2007

Revenue of $24.4 million

Dilutive earnings per share of $0.07

BETHESDA, MD – May 16, 2007 — OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that quarterly revenue for the fourth quarter of fiscal 2007 was $24.4 million, compared to $21.3 million for the same quarter in the prior fiscal year. Earnings per share on a diluted basis for the fourth quarter of fiscal 2007 were $0.07, compared to $0.05 for the same quarter in the prior fiscal year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “I am pleased to report strong performance during Q4. We recorded revenue of $24.4 million and increased deferred revenue to a record $23.3 million. Our operating margin decreased sequentially from 11.1% to 5.9% primarily as a result of an increase in sales commission expense driven by record bookings and the impact of calendar Q1 payroll taxes. We ended the quarter with cash, cash equivalents and marketable securities of $91.4 million.”

Financial Highlights for the Fourth Quarter of Fiscal Year 2007

•

Grew revenue year-over-year 14.5% to $24.4 million from $21.3 million for the same quarter of fiscal 2006. Revenue for the quarter decreased sequentially 0.7% from $24.5 million for the third quarter of fiscal 2007.

•

Grew license revenue year-over-year 14.7% to $10.7 million from $9.3 million for the same quarter of fiscal 2006. License revenue for the quarter decreased sequentially 2.5% to $10.7 million from $11 million for the third quarter of fiscal 2007.

•	Achieved record deferred revenue of $23.3 million, up sequentially from $20 million in the third quarter of fiscal 2007.

•

Gross profit increased year-over-year to $18.7 million from $16.5 million for the same quarter of fiscal 2006. Gross profit decreased sequentially to $18.7 million during the fourth quarter of fiscal 2007 from $19.4 million in the third quarter of fiscal 2007.

•

Operating income increased year-over-year to $1.4 million from $793 thousand for the same quarter of fiscal 2006. Operating income decreased sequentially to $1.4 million during the fourth quarter of fiscal 2007 from $2.7 million in the third quarter of fiscal 2007.

Mr. Cohen continued, “The $3.3 million sequential increase in our deferred revenue was largely the result of record quarterly sales of license updates and technical support and the deferral of revenue associated with certain arrangements.”

First Quarter Fiscal Year 2008 Financial Outlook

OPNET currently expects fiscal 2008 first quarter revenue to be between $24 million and $26 million, and earnings per share to be between $0.02 and $0.08. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will hold an investor conference call on Wednesday, May 16, 2007 at 5:00 pm Eastern Time to discuss the overall results of Q4.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or

•

Use the webcast at www.opnet.com, or at www.investorcalendar.com (click on OPNT under “VCalls by Date”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•

Call the replay phone number at 877-660-6853 or 201-689-8055 for international callers. For replay, enter account # 286, conference ID # 239422. The replay will be available from 7:00 pm Eastern Time May 16th through 11:59 pm Eastern Time May 23rd.

•	The webcast will be available at www.opnet.com or at www.investorcalendar.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Revenue:
New software licenses	$10,703	$9,330	$43,186	$31,976
Software license updates, technical support, and services	7,440	6,304	28,062	24,226
Professional services	6,216	5,642	23,882	19,913

Total revenue	24,359	21,276	95,130	76,115

Cost of revenue:
New software licenses	120	111	638	657
Software license updates, technical support, and services	1,044	705	3,264	2,637
Professional services	4,348	3,744	15,904	13,705
Amortization of acquired technology	164	257	723	832

Total cost of revenue	5,676	4,817	20,529	17,831

Gross profit	18,683	16,459	74,601	58,284

Operating expenses:
Research and development	5,587	4,847	21,688	18,643
Sales and marketing	8,907	7,311	34,133	26,300
General and administrative	2,752	3,508	10,994	13,375

Total operating expenses	17,246	15,666	66,815	58,318

Income (loss) from operations	1,437	793	7,786	(34)
Interest and other income, net	950	807	3,834	2,680

Income before provision for income taxes	2,387	1,600	11,620	2,646
Provision for income taxes	809	615	3,655	509

Net income	$1,578	$985	$7,965	$2,137

Basic net income per common share	$0.08	$0.05	$0.39	$0.10

Diluted net income per common share	$0.07	$0.05	$0.38	$0.10

Basic weighted average common shares outstanding	20,487	20,111	20,358	20,374

Diluted weighted average common shares outstanding	21,337	20,380	21,206	20,604

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	March 31, 2007	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$34,766	$66,710
Marketable securities	56,615	19,151
Accounts receivable	21,604	12,765
Unbilled accounts receivable	3,696	2,616
Deferred income taxes, prepaid expenses and other current assets	4,366	2,339

Total current assets	121,047	103,581
Property and equipment, net	8,745	6,088
Intangible assets, net	899	1,240
Goodwill	14,639	14,639
Deferred income taxes and other assets	2,328	1,799

Total assets	$147,658	$127,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$276	$1,019
Accrued liabilities	8,321	8,539
Deferred and accrued income taxes	458	527
Notes payable	—	47
Deferred rent	210	89
Deferred revenue	22,414	15,800

Total current liabilities	31,679	26,021

Accrued liabilities	259	—
Notes payable	—	103
Deferred rent	1,956	1,033
Deferred revenue	893	779
Deferred income taxes	—	13

Total liabilities	34,787	27,949

Stockholders’ equity:
Common stock	27	27
Additional paid-in capital	86,881	80,984
Deferred compensation	—	(393)
Retained earnings	34,815	26,850
Accumulated other comprehensive income (loss)	394	(345)
Treasury stock, at cost	(9,246)	(7,725)

Total stockholders’ equity	112,871	99,398

Total liabilities and stockholders’ equity	$147,658	$127,347